FOR IMMEDIATE RELEASE	May 9, 2012
Contact: Susan Jordan
732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NJ, May 9, 2012........ UMH Properties, Inc. (NYSE:UMH) reported funds from operations (FFO) of $2,656,000 or $0.17 per share for the quarter ended March 31, 2012, as compared to $3,512,000 or $0.25 per share for the quarter ended March 31, 2011.  Net income attributable to common shareholders amounted to $1,059,000 or $0.07 per common share for the quarter ended March 31, 2012, as compared to $2,125,000 or $0.15 per common share for the quarter ended March 31, 2011.

A summary of significant financial information for the three months ended March 31, 2012 and 2011 is as follows:

For the Three Months Ended

   March 31,

	2012	2011

Total Income	$10,891,000	$9,016,000
Total Expenses	$10,210,000	$8,043,000
Gain on Securities Transactions, net	$1,213,000	$1,542,000
Net Income Attributable to Common Shareholders	$1,059,000	$2,125,000
Net Income Attributable to Common Shareholders per Share	$0.07	$0.15
FFO (1)	$2,656,000	$3,512,000
FFO per Common Share (1)	$0.17	$.25
Weighted Average Shares Outstanding	15,495,000	13,928,000

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 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2012 and 2011 is calculated as follows:

	2012	2011

Net Income	$1,750,000	$2,125,000
Preferred Dividend	(690,000)	-0-
Depreciation Expense	1,609,000	1,396,000
Gain on Sales of Depreciable Assets	(13,000)	(9,000)

FFO	$2,656,000	$3,512,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2012 and 2011:

	2012	2011

Operating Activities	$2,756,000	$2,376,000
Investing Activities	(3,912,000)	(2,763,000)
Financing Activities	1,187,000	5,273,000

A summary of significant balance sheet information as of March 31, 2012 and December 31, 2011 is as follows:

	March 31, 2012	December 31, 2011

Total Assets	$230,774,000	$223,945,000
Securities Available for Sale	47,661,000	43,298,000
Mortgages Payable	96,307,000	90,282,000
Loans Payable	17,611,000	23,950,000
Total Shareholders’ Equity	113,530,000	105,877,000

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Samuel A. Landy, President, stated, “FFO amounted to $2,656,000 or $0.17 per share for the quarter ended March 31, 2012 as compared to $3,512,000 or $0.25 per share for the quarter ended March 31, 2011.  Occupancy remained unchanged from year-end at 77%.  However, activity in our communities has increased.  We have seen an increase in sales during the quarter.  We have also seen an increase in demand for rental units and are meeting this demand.  Our securities portfolio has continued to perform well, with $1.2 million in gains realized thus far in 2012 and an additional $6.5 million in unrealized gains at quarter end.”

“UMH has continued to acquire manufactured home communities.  In January, we acquired a 90-site community in Muncie, Indiana for a purchase price of $2.1 million.  This community will ultimately contain approximately 200 homesites.  In March, we entered into an agreement to acquire eleven communities, ten in Pennsylvania and one in New York, for a purchase price of $28.25 million.  These all-age communities total 966 developed homesites on 200 acres, and have an average occupancy of 92%.  We are currently pursuing several additional acquisitions.  We invest with a long-term perspective and believe that our sector is well poised to benefit from a resurgent housing market.”

UMH, a publicly-owned REIT, owns and operates forty-one manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio, Tennessee and Indiana.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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